Exhibit 10.59

RETENTION AWARD AGREEMENT

This Retention Award Agreement (“Agreement”) is made as of [insert date], 2002, between [insert officer’s name] (“Officer”) and American Airlines, Inc., a Delaware corporation (the “Corporation”).

WHEREAS, the Board of Directors of the Corporation has approved the payment of a Cash Retention Bonus (as later defined in this Agreement) to certain officers of the Corporation, including the Officer, in consideration of the Officer’s continued employment with the Corporation.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation and the Officer hereby agree as follows:

1.           Cash Retention Bonus. In consideration of the Officer remaining an employee of the Corporation from March 1, 2002, through and including January 31, 2005 (the “Retention Period”), the Corporation will pay to the Officer a Cash Retention Bonus.  The Cash Retention Bonus is detailed in Schedule A, attached to, and made a part of, this Agreement.  Payment of the Cash Retention Bonus will be made in accordance with Sections 2, 3, or 4, as applicable, of this Agreement.

2.           Payment.   Provided the Officer meets the requirements of Section 3(a) of this Agreement, the Cash Retention Bonus will be paid to the Officer as follows: (a) 50% on January 30, 2004 (the “First Payment”), and (b) 50% on January 31, 2005 (the “Second Payment”).  Each of January 30, 2004, and January 31, 2005, is a “Payment Date”.

3.           Requirements for Payment.

(a)      In order to receive either payment contemplated under Section 2 of this Agreement, the Officer must be an officer of the Corporation on the applicable Payment Date.

(b)     For purposes of this Agreement, an officer of the Corporation is an Officer:  who has been duly elected by the Board of Directors of the Corporation; who is on the active payroll of the Corporation on a Payment Date; and, who is not on a management leave of any type whatsoever.

4.           Change in Control.  In the event of a Change in Control or Potential Change in Control of the Corporation, 100% of the Cash Retention Bonus (less any amount of such bonus previously paid) will be paid on a date established by the Board of Directors of the Corporation.

5.           Elective Deferrals.   The Officer may elect to defer the receipt of First Payment and/or the Second Payment pursuant to the AMR Corporation Executive Deferral Plan (or its successor).

6.           Transfer Restrictions.  The Cash Retention Bonus is non-transferable other than by will or by the laws of descent and distribution, and may not be assigned, pledged or hypothecated and will not be subject to execution, attachment or similar process.  Upon any attempt by the Officer to effect any such disposition, or upon the levy of any such process, this Agreement will be null and void.

7.           Miscellaneous.  This Agreement will be binding upon and inure to the benefit of any successor of the Corporation.  The laws of the State of Texas will govern this Agreement.  The Corporation and the Officer each submits to the exclusive jurisdiction of the appropriate state court for Tarrant County, Texas, or the United States District Court for the Northern District of Texas (Fort Worth Division) for any legal proceedings that relate to this Agreement.  This Agreement may not be amended without the written consent of both the Corporation and the Officer.  This Agreement does not grant nor imply any right by the Officer to remain in the employ of the Corporation.  The Officer agrees that Corporation may withhold applicable taxes from any payment made under this Agreement.

8.           Definitions.  Capitalized terms not otherwise defined shall have the meanings set forth for such terms in the l998 Long Term Incentive Plan, as amended.

The Officer and Corporation hereby set forth their signatures to this Agreement as of the date first written above.

OFFICER	AMERICAN AIRLINES, INC.

By:

Schedule A

Cash Retention Bonus

Cash Retention Bonus:    $[insert]

The Cash Retention Bonus detailed in Schedule A is two times base salary for the following officers:

Donald J. Carty

Gerard J. Arpey

Daniel P. Garton

Jeffrey C. Campbell

Gary F. Kennedy

William K. Ris, Jr.

The Cash Retention Bonus detailed in Schedule A is 1.5 times base salary for the following officer:

Charles D. MarLett